RMS B&G ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Park 80 West, Plaza One
Saddle Brook, NJ 07663

Tel 201-487-8383
Fax 201-490-2080

Email cpas@rmsbg.com
Website www.rmsbg.com

Other offices:
Woodbridge, NJ
New York, NY

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
EZSellGold.Com, Inc.:

We have audited the accompanying balance sheet of EZSellGold.Com, Inc. (the "Company") as of December 31, 2008 and the related statements of operations, changes in stockholders' equity and cash flows for the period June 24, 2008 (date of inception) to December 31, 2008. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and the results of its operations and cash flows for the period June 24, 2008 (date of inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
Saddle Brook, New Jersey
July 20, 2009

EZSELL GOLD.COM, INC.
BALANCE SHEET
DECEMBER 31, 2008

ASSETS	
CURRENT ASSETS:	
Cash	$ 24,522
Accounts receivable	6,943
Total Current Assets	31,465
PROPERTY AND EQUIPMENT - net of accumulated depreciation of $1,127	10,145
OTHER ASSETS:	
Website development costs - net of accumulated amortization of $1,463	7,312
Security deposits	10,000
Total Other Assets	17,312
TOTAL ASSETS	**$ 58,922**
LIABILITIES AND STOCKHOLDERS' EQUITY	
LIABILITIES	
CURRENT LIABILITIES:	
Accounts payable and accrued expenses	$ 23,220
Total Current Liabilities	23,220
COMMITMENT	
STOCKHOLDERS' EQUITY:	
Common stock, no par value, 200 shares authorized, 100 shares issued and outstanding	220,000
Accumulated deficit	(184,298)
Total Stockholders' Equity	35,702
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 58,922**

See Accompanying Notes to Financial Statements

EZSELL GOLD.COM, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 24, 2008 (DATE OF INCEPTION) TO DECEMBER 31, 2008

Sales - related party	$ 25,705
Cost of goods sold	14,578
Gross profit	11,127
Operating expenses	195,425
Net loss	$ (184,298)

See Accompanying Notes to Financial Statements

EZSELL GOLD.COM, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JUNE 24, 2008 (DATE OF INCEPTION)
TO DECEMBER 31, 2008

	Common Stock		Accumulated	
	Shares	Amount	Deficit	Total
Balance - June 24, 2008	-	$ -	$ -	$ -
Common stock issuance	100	220,000	-	220,000
Net loss	-	-	(184,298)	(184,298)
Balance - December 31, 2008	100	$ 220,000	$ (184,298)	$ 35,702

See Accompanying Notes to Financial Statements

EZSELL GOLD.COM, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 24, 2008 (DATE OF INCEPTION)
TO DECEMBER 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:	
Net loss	$ (184,298)
Adjustments to reconcile net loss to net cash used by operating activities:	
Depreciation and amortization	2,590
Increase in accounts receivable	(6,943)
Increase in accounts payable and accrued expenses	23,220
Total adjustments	18,867
Net cash used by operating activities	(165,431)
CASH FLOWS FROM INVESTING ACTIVITIES:	
Purchases of equipment	(11,272)
Website development costs	(8,775)
Increase in security deposit	(10,000)
Net cash used by investing activities	(30,047)
CASH FLOWS FROM FINANCING ACTIVITIES:	
Proceeds from issuance of common stock	220,000
Net cash provided by financing activities	220,000
NET INCREASE IN CASH	**24,522**
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	**$ 24,522**

See Accompanying Notes to Financial Statements

EZSELLGOLD.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Nature of Business

EZSellGold.com, Inc. (the "Company") was formed under the laws of the State of New York on June 24, 2008 and commenced business on July 14, 2008. The Company's business is the wholesale of scrap gold, platinum, diamonds and fine jewelry which it purchases through its website on the internet.

For the period from inception to December 31, 2008, the Company sold all of the merchandise it purchased to a related entity.

Revenue Recognition

The Company records revenue when title passes.

Accounts Receivable

Accounts receivable consist of amounts due from a related entity. The accounts receivable balance was collected in full in January 2009.

Property and Equipment

Property and equipment, consisting solely of computer equipment, is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which is five years. Depreciation amounted to $1,127 for the period ended December 31, 2008.

Website Development Costs

Website development costs are accounted for in accordance with Emerging Issues Task Force 00-2, "Accounting for Web Site Development Costs," with applicable guidance from AICPA Statement of Position 98-1, "Accounting for the Costs and of Computer Software Developed or Obtained for Internal Use." The Company's internal website development processes are relatively short-term in nature. The costs incurred in the preliminary stages of development are expenses as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, will be capitalized and amortized on a straight-line basis over the estimated useful life. Maintenance and enhancement costs are typically expensed as incurred unless such costs relate to substantial upgrades and enhancements to the website that result in added functionality in which case, the costs will be capitalized.

Website development costs are amortized using the straight-line method over the estimated useful life of three years. Amortization amounted to $1,463 for the period ended December 31, 2008.

EZSELLGOLD.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Advertising and Marketing
The Company expenses advertising and marketing costs as incurred. The Company's advertising costs totaled $161,962 for the period ended December 31, 2008.

Income Taxes
The Company uses the liability method to determine its income tax. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

The Company recorded a full valuation allowance on deferred tax assets of $73,720 related to net operating loss carryforwards. The Company has net operating carryforwards of approximately $180,000 which expire in 2028.

FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109" was issued July 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Staff Position ("FSP") FIN 48-3, issued December 30, 2008, deferred the adoption date for certain non-public enterprises to annual financial statements for fiscal years beginning after December 15, 2008.

In accordance with FSP FIN 48-3, the Company has elected to defer its application of FIN 48 until its required effective date for years beginning after December 15, 2008.

Use of Estimates
These financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

EZSELLGOLD.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE B - COMMITMENT

In October 2008, the Company began leasing office space in New York, New York at a monthly rental of $5,000. The lease expires in October 2013.

Future minimum rentals under this lease are as follows:

Year ending December 31,	
2009	$ 60,000
2010	60,000
2011	60,000
2012	60,000
2013	50,000
Total	$ 290,000

Rent expense amounted to $15,000 for the period ended December 31, 2008.